Exhibit 99.1

BioSpecifics Technologies Corp. Reports First Quarter 2012 Financial Results

LYNBROOK, NY – May 10, 2012 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products marketed as XIAFLEX® in the U.S. and XIAPEX® in Europe and Eurasia, today announced its financial results for the first quarter ended March 31, 2012 and provided a corporate update.

“We are very excited with the progress of our proprietary programs: our Phase II canine lipoma trial has been initiated and we plan to begin our Phase II human lipoma trial shortly in the second quarter of this year. We believe that there is tremendous promise for XIAFLEX in these two indications and we look forward to reporting these results. We are also pleased to report that our royalties, mark-up on cost of goods sold and earn-out revenues for the first quarter of 2012 more than doubled compared to the first quarter of 2011,” commented Thomas L. Wegman, President of BioSpecifics. “In addition, we are eagerly awaiting results from the IMPRESS Phase III clinical program of XIAFLEX for the treatment of Peyronie's disease, which are expected late in the second quarter of this year. If these results are positive, we expect our partner Auxilium to submit a supplemental BLA filing by the end of the year. We believe XIAFLEX has significant potential to help patients suffering from this penile deformity.”

First Quarter 2012 Financial Results

BioSpecifics reported a net income of $0.7 million for the first quarter ended March 31, 2012, or $0.12 per basic and $0.11 per diluted share, compared to a net income of $3.7 million, or $0.59 per basic and $0.51 per diluted share for the same period in 2011. This difference was primarily due to the recognition of $3.5 million in deferred tax assets during the 2011 period. Excluding the net deferred tax assets, the Company’s net income for the first quarter of 2011 on a non-GAAP basis was $0.2 million, or $0.02 per share on a basic and fully diluted basis.

Total revenue for the first quarter ended March 31, 2012 was $2.6 million, compared to $1.9 million for the same period in 2011.

Royalty, mark-up on cost of goods sold, and earn-out revenues for the first quarter ended March 31, 2012 were $1.9 million, compared to $0.9 million for the same period in 2011. Royalty and mark-up on cost of goods sold revenues recognized under the Company’s agreement with Auxilium Pharmaceuticals, Inc. (Auxilium) for the first quarter of 2012 were $1.6 million, compared to $0.8 million for the same period in 2011. Royalty revenues recognized from DFB Biotech, Inc. (DFB) for the first quarter of 2012 were $0.3 million, compared to $0.2 million for the same period in 2011.

BioSpecifics Technologies Corp.

Total licensing fees consisting of licensing and sublicensing fees for the first quarter ended March 31, 2012 were $0.7 million, compared to $0.9 million for the same period in 2011. Licensing revenue recognized from Auxilium for the first quarters of 2012 and 2011 was $0.1 million in each period. These licensing revenues related to cash payments received in prior years and amortized over the expected development period. Sublicensing fees recognized in the first quarter of 2012 were $570,000 compared to $750,000 in the same period in 2011. In the first quarter of 2012, sublicensing fees recognized were related to the $10.0 million paid to Auxilium by Actelion Pharmaceuticals Ltd. (Actelion) for the rights to develop and commercialize XIAFLEX for the treatment of Dupuytren's contracture and Peyronie's disease in Canada, Australia, Brazil and Mexico. In the first quarter of 2011, sublicensing fees recognized related to the $15.0 million paid to Auxilium by Asahi Kasei Pharma Corporation for the rights to commercialize XIAFLEX for the treatment of Dupuytren's contracture and Peyronie's disease in Japan.

Consulting revenues recognized for the first quarter ended March 31, 2012 were zero, compared to $46,667 for the same period in 2011. The decrease in the first quarter of 2012 period was due to the expiration of the consulting obligations under the DFB Agreement in March 2011.

Research and development expenses for the first quarter ended March 31, 2012 were $249,552, compared to $212,066 for the same period in 2011. This increase in research and development expenses was primarily due to expenses related to clinical development.

General and administrative expenses for the first quarter ended March 31, 2012 were $1.1 million, compared to $1.5 million for the same period in 2011. The decrease in general and administrative expenses was due to lower general legal fees, stock based compensation and consulting services partially offset by third party royalty fees.

As of March 31, 2012, BioSpecifics had cash and cash equivalents and investments of $10.8 million, compared to $8.2 million on December 31, 2011.

Recent XIAFLEX Pipeline Highlights:

  On May 9, 2012, Auxilium announced that Phase IIb clinical trial results of XIAFLEX for the potential nonsurgical treatment of Peyronie's disease were published on The Journal of Urology website and will be included in the June 2012 print version of The Journal of Urology. Positive top-line data from this trial was previously reported in December 2009 and showed a statistically significant change compared to placebo at 36 weeks in both improvement in penile curvature deformity (p=0.001) and the Peyronie's Disease Questionnaire (PDQ) bother domain (p=0.046). XIAFLEX was well-tolerated and the most common treatment related adverse events in the Phase IIb study were consistent with adverse events reported in previous Peyronie's disease trials.

BioSpecifics Technologies Corp.

  On May 7, 2012, BioSpecifics announced the initiation of a placebo controlled randomized Phase II clinical trial, Chien-804, to evaluate the efficacy of XIAFLEX for canines with benign subcutaneous lipomas. The single injection study will evaluate 32 dogs randomized 1:1 XIAFLEX to placebo and the primary efficacy endpoint is the relative change from baseline for lipoma volume at the 3 month visit as determined by CT scan. The study is being conducted at the California Veterinary Specialists, Carlsbad Hospital and is being led by investigator Sarit Dhupa, DVM, BVSc. Auxilium has the option to exclusively license the canine lipoma indication upon completion of this trial.

  In January 2012, the first cohort of patients was dosed in the Phase Ib study of XIAFLEX for the treatment of edematous fibrosclerotic panniculopathy, commonly known as cellulite. The trial is expected to enroll 63 women between the ages of 21 and 60 years.

Recent XIAFLEX Dupuytren’s Contracture Highlights:

  As reported by Auxilium, U.S. XIAFLEX net revenues for the first quarter ended March 31, 2012 were $12.6 million, representing an increase of 46% over the same period in 2011.

  In February 2012, Auxilium entered into a collaboration agreement with Actelion for the long-term development and commercialization of XIAFLEX for the treatment of Dupuytren’s contracture and Peyronie’s disease in Canada, Australia, Brazil and Mexico upon receipt of the respective regulatory approvals. BioSpecifics will receive a certain percentage of the $10.0 million upfront payment paid to Auxilium by Actelion and a certain percentage of the $16 million on regulatory, pricing and reimbursement events and the $42.5 million in sales based milestones. BioSpecifics will also receive from Auxilium royalties from net sales and payments on costs of goods sold, which will be a specified percentage of what Auxilium is entitled to receive from Actelion without regard to any offset that Actelion may have with respect to Auxilium.

BioSpecifics Technologies Corp.

Upcoming Anticipated Milestones:

  BioSpecifics Proprietary Indications for XIAFLEX:

  BioSpecifics expects to initiate a 14 patient dose escalation Phase II study for the treatment of human lipomas during the second quarter of 2012. Auxilium has the option to exclusively license the human lipoma indication upon completion of the appropriate opt-in study.

  BioSpecifics expects that it will complete its Phase II clinical trial, Chien-804, for canines with benign subcutaneous lipomas in the first half of 2013.

  XIAFLEX for Dupuytren’s Contracture:

  Top-line results from the multi-cord Phase IIIb trial for Dupuytren's contracture are expected in the second half of 2012.

  Additional Clinical Indications for XIAFLEX:

  Top-line results from the IMPRESS (The Investigation for Maximal Peyronie's Reduction Efficacy and Safety Studies) double-blind placebo-controlled Phase III clinical program of XIAFLEX for the treatment of Peyronie's disease are expected late in the second quarter of 2012 and, assuming positive data, the filing of the supplemental Biologics License Application (sBLA) by Auxilium is expected by the end of 2012.

  Top-line results from the Phase Ib single site, open-label dose escalation study of XIAFLEX for the treatment of cellulite are expected in the fourth quarter of 2012.

  Top-line results from the Phase IIa study of XIAFLEX for the treatment of frozen shoulder are expected in the first half of 2013.

BioSpecifics Technologies Corp.

Webcast and Conference Call

The Company will host a conference call today at 4:30 p.m. EDT to discuss these first quarter 2012 results.

In order to participate in the conference call, please dial 1-800-860-2442 (domestic) or 1-412-858-4600 (international). The live webcast can be accessed under “Calendar of Events” in the Investor Relations section of the Company’s website at www.biospecifics.com, or you may use the link: http://www.videonewswire.com/event.asp?id=86553.

A replay of the call will be available one hour after the end of the conference on May 10, 2012 until 9:00 a.m. EDT on May 23, 2012. To access the replay, please dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and reference the access code 10013068. The archived webcast will be available for 90 days in the Investor Relations section of BioSpecifics’ website at www.biospecifics.com.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications. Today, injectable collagenase, registered XIAFLEX®, is marketed in the U.S. for the treatment of Dupuytren's contracture in adults with a palpable cord in the palm by the Company’s partner Auxilium Pharmaceuticals, Inc. (Auxilium) and is marketed in Europe under the trademark XIAPEX® by Pfizer Ltd. (Pfizer). XIAFLEX will be tested in the clinic for six promising indications during 2012: Auxilium is developing XIAFLEX for the treatment of Peyronie's disease, which is currently in Phase III pivotal clinical trials, as well as for frozen shoulder (adhesive capsulitis) and cellulite, which are in Phase II and Phase I, respectively. Auxilium is also conducting a Phase IIIb trial of XIAFLEX for Dupuytren's contracture patients with multiple palpable cords. BioSpecifics is developing XIAFLEX for human and canine lipomas. Pfizer has development and commercialization rights for XIAPEX for Dupuytren's contracture and Peyronie's disease in the 27 European Union member countries and 19 other European and Eurasian countries. Asahi Kasei Pharma Corporation has development and commercialization rights for XIAFLEX for the same two indications in Japan and Actelion Pharmaceuticals has development and commercialization rights for XIAFLEX for these two indications in Canada, Australia, Brazil and Mexico. More information about the Company may be found on its website at www.biospecifics.com.

BioSpecifics Technologies Corp.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are “forward-looking statements.” The forward-looking statements include statements concerning, among other things, the potential promise for XIAFLEX in canine lipoma and human lipoma, the potential for XIAFLEX to help patients suffering from Peyronie’s disease, the receipt of payments from Auxilium in connection with Auxilium’s agreement with Actelion, the timing of a supplemental BLA filing related to XIAFLEX for the treatment of Peyronie’s disease, the enrollment for the Phase Ib study of XIAFLEX for cellulite, the initiation of a Phase II trial of XIAFLEX for human lipoma and the timing of results of clinical trials. In some cases, these statements can be identified by forward-looking words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “likely,” “may,” “will,” “could,” “continue,” “project,” “predict,” “goal,” the negative or plural of these words, and other similar expressions. BioSpecifics’ forward-looking statements are predictions based on its current expectations and projections about future events. There are a number of important factors that could cause BioSpecifics’ actual results to differ materially from those indicated by such forward-looking statements, including the ability of its partner, Auxilium, and its partners, Pfizer Ltd., Asahi Kasei Pharma Corporation and Actelion Pharmaceuticals Ltd., to achieve their objectives for XIAFLEX in their applicable territories; the success of the Phase III trials for XIAFLEX for the treatment of Peyronie’s disease; the market for XIAFLEX in, and initiation and outcome of clinical trials for, additional indications including frozen shoulder, cellulite, human lipoma and canine lipoma, all of which will determine the amount of milestone, royalty and sublicense income BioSpecifics may receive; the potential of XIAFLEX to be used in additional indications; the timing of results of any clinical trials; the timing of regulatory filings and action; the receipt of any applicable milestone payments from Auxilium; whether royalty payments BioSpecifics is entitled to receive will exceed set-offs; and other risk factors identified in BioSpecifics’ Annual Report on Form 10-K for the year ended December 31, 2011 and Current Reports on Form 8-K filed with the Securities and Exchange Commission. All forward-looking statements included in this release are made as of the date hereof, and BioSpecifics assumes no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com

-Tables to Follow-

BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp.
Consolidated Statements of Operations
(Unaudited)

	Three months ended
	March 31,
	2012	2011
Revenues:
Net sales	$7,504	$5,892
Royalties	1,899,969	945,081
Licensing revenues	679,275	859,275
Consulting fees	-	46,667
Total Revenues	2,586,748	1,856,915

Costs and expenses:
Research and development	249,552	212,066
General and administrative	1,088,722	1,509,526
Total costs and expenses	1,338,274	1,721,592

Operating income	1,248,474	135,323

Other income:
Interest Income	9,493	16,560

Income before income tax	1,257,967	151,883
Income tax benefit (expense)	(515,577)	3,539,240

Net income	$742,390	$3,691,123

Basic net income per share	$0.12	$0.59

Diluted net income per share	$0.11	$0.51

Shares used in computation of basic net income per share	6,336,503	6,293,868

Shares used in computation of diluted net income per share	6,969,936	7,203,324

BioSpecifics Technologies Corp.
Selected Consolidated Balance Sheet Data
(Unaudited)

	March 31,	December 31,
	2012	2011
Cash and cash equivalents	$5,778,036	$3,196,831
Short term investments	5,000,000	5,000,000
Accounts and income tax receivable, net	2,092,092	3,481,637
Deferred tax assets (short and long-term)	2,787,542	3,047,955
Deferred royalty buydown	2,750,000	1,250,000
Working capital	11,229,366	11,970,264
Total assets	18,752,471	16,265,073
Long-term liabilities	259,238	276,520
Total stockholders' equity	15,635,752	14,872,314